November 5, 2009	Mr. Richard G. Spencer
President and Chief Executive Officer
(412) 367-3300
E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC.

ANNOUNCES FOURTH QUARTER AND

YEAR-END EARNINGS FOR FISCAL 2009

PITTSBURGH, PA – November 5, 2009 – Fidelity Bancorp, Inc. (NASDAQ: FSBI) of Pittsburgh, Pennsylvania (the “Company”), the holding company for Fidelity Bank reported a net loss for the year ended September 30, 2009 of $1.7 million or $(.66) per diluted share, compared to net income of $841,000, or $.28 per diluted share for the prior year. The $2.6 million decrease in earnings for fiscal 2009 primarily reflects an increase in the provision for loan losses of $4.6 million, an increase of $1.5 million in other-than-temporary impairment (“OTTI”) charges on certain investment securities, as well as an increase in FDIC deposit insurance expense of $1.1 million.

A net loss of $3.5 million was recorded for the three-month period ending September 30, 2009, or $(1.19) per diluted share, compared to a net loss of $2.4 million, or $(.80) per diluted share for the same period in the prior year. The $1.1 million increase in net loss for the fourth quarter of fiscal 2009 primarily relates to an increase in the provision for loan losses of $4.2 million, partially offset by a decrease in OTTI charges. The increase in the provision for loan losses for the fourth quarter reflects net write-offs of $2.7 and an increase in specific reserves on impaired loans of $1.2 million as compared to the prior period. Non performing loans increased to $14.9 million at September 30, 2009 compared to $5.7 million at September 30, 2008. In fiscal 2009, $2.0 million of impairment charges were recorded in the fourth quarter compared to $3.3 million in the same period in fiscal 2008. Despite the financial impact of the provision for credit losses, OTTI charges, and FDIC expense, Fidelity Bancorp, Inc. and Fidelity Bank will remain “well-capitalized” at September 30, 2009 under federal bank regulatory requirements.

Richard G. Spencer, President and Chief Executive Officer, commented on the fiscal year end results, “Fiscal 2009 results were clearly disappointing as the recession negatively impacted the Company, as it has many other banks both locally and nationally. Some deterioration was seen in the commercial real estate market and Fidelity wrote-off approximately $2.7 million for two loans associated with a land development project. We also aggressively booked additional reserves against other loans in the portfolio that have shown signs of deterioration. The second issue was Other Than Temporary Impairment of investment securities, primarily pooled trust preferred securities. Because these securities, which were all investment grade when purchased, are comprised of securities issued by banks nationwide and then pooled, the problems experienced by banks has negatively impacted the securities’ performance. It is important to note, however, that the Company and the Bank remain well-capitalized by all regulatory standards and we are confident we will remain so.”

Net interest income before provision for loan losses increased $590,000 or 3.6% to $16.9 million for the year ending September 30, 2009, compared to $16.3 million in the prior year. The increase in net interest income before provision for loan losses for the fiscal year reflects higher net earning assets during the period, coupled with an increase in the net interest spread resulting from the average rate paid on interest-bearing liabilities decreasing more than the average yield on interest-earning assets. The Company’s tax equivalent interest rate spread increased to 2.52% for the year ending September 30, 2009 compared to 2.44% in the prior year.

Net interest income before provision for loan losses was $3.8 million for the three-months ended September 30, 2009, compared to $4.2 million in the prior year period. The decrease reflects a reduction in the net interest rate spread resulting from the average yield on interest-earning assets decreasing more than the average rate paid on interest-bearing liabilities; partially offset by higher net earning assets during the period.

The Company appropriately strengthened its allowance for loan losses in the fourth quarter and for the fiscal year ended September 30, 2009 in response to deterioration in asset quality. Specifically, non-performing loans increased by $9.2 million from $5.7 million or 1.2% of total loans at September 30, 2008 to $14.9 million or 3.6% of total loans at September 30, 2009. Significant additions to non-performing loans included:

•

A $3.5 million commercial participation loan to a borrower in the restaurant industry. The Company restructured the loan at its maturity by entering into a forbearance agreement with the borrower to make reduced payments over a six-month period. The Company has never had any payment delinquency with this borrower who is performing in accordance with the terms of the forbearance agreement. In response to the Shared National Credit Examination, this loan was transferred to non-accrual status as of September 30, 2009. Furthermore, updated appraisals were completed in September 2009 indicating a collateral shortfall.

•

Two commercial real estate loans totaling $5.2 million to the same borrower for the acquisition of land with two commercial-zoned buildings. The borrower filed for bankruptcy in August 2009, however the Company is currently receiving monthly rental payments from the corresponding tenants which exceed the current monthly debt requirement. The Company had the properties appraised in September 2009 and the appraised value exceeds the principal balance owed.

•

A $2.3 million commercial loan to a borrower for the acquisition of a commercial property which is partially vacant at this time. The Company is currently receiving monthly rental payments from the tenants, however, there remains a cash flow shortage. Furthermore, an updated appraisal was completed in September 2009 indicating a collateral shortfall.

The increase in non-performing loans was partially offset by $3.6 million in net charge offs taken on existing non-performing loans during the fiscal year. Nearly $2.7 million in charge offs represented two loans to the same borrower for a residential lot development. The land has been taken into real estate owned in October 2009 as a result of foreclosure on the property.

Overall, the Company recorded a $5.9 million provision for loan losses for the year ended September 30, 2009, compared to $1.3 million in the prior year period, an increase of $4.6 million. For the three-months ended September 30, 2009, the Company recorded a $4.7 million provision for loan losses compared to $520,000 in the prior year period, an increase of $4.2 million. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the portfolio. When determining the provision for loan losses, the company considers a number of factors some of which include specific credit reviews, non-performing, delinquency and charge-off trends, concentrations of credit, loan volume trends and broader local and national economic trends. Net charge-offs for fiscal 2009 were $3.6 million compared to $863,000 for fiscal 2008. Non-performing assets and foreclosed real estate were 2.05% of total assets at September 30, 2009 compared to .81% at September 30, 2008. The allowance for loan losses was 38.25% of non-performing loans and 1.39% of net loansat September 30, 2009, compared to 59.79% and .74%, respectively, at September 30, 2008.

Other income, excluding the OTTI charges, increased $758,000 or 20.8% to $4.4 million for the year ended September 30, 2009, compared to $3.7 million for the same period last year. Other income, excluding the OTTI charges, was $1.0 million for the three-months ended September 30, 2009 compared to $899,000 in the prior year period, an increase of $134,000, or 14.9%. The increase for the current fiscal year primarily reflects an increase in loan service charges and fees of $107,000, an increase in the gain on sales of loans of $382,000, and an increase in other operating income of $299,000. The increase in other income, excluding OTTI charges, for the three-months ended September 30, 2009 was primarily attributed to an increase in the gain on sales of loans of $109,000 and an increase in other operating income of $25,000.

OTTI charges were $5.1 million during fiscal 2009, compared to $3.6 million for fiscal 2008. The impairment charges for the current fiscal year relate to the Company’s holdings of Freddie Mac preferred stock, the AMF Ultra Short Mortgage Fund, pooled trust preferred securities, and a corporate bond. The impairment resulted from several factors, including downgrades in credit ratings, failure to pass principal coverage tests, indications of a break in yield, and the decline in the net present value of projected cash flows. Management of the Company has deemed the impairment on these securities to be other-than-temporary based upon these factors and the duration and extent to which their market values have been less than cost, the inability to forecast a recovery in their market values, and other factors concerning the issuers in the pooled securities. At September 30, 2009, the Company had investments in 13 pooled trust preferred securities with a book value of $16.3 million and a fair market value of $9.4 million. The Company also has investments in nine single issuer trust preferred securities with a book value of $5.1 million and a fair market value of $4.1 million. The unrealized loss position as of September 30, 2009 generally reflects the lack of

3

liquidity in the market for these securities. The impairment charges in the prior year period related to the Company’s holding of the AMF Ultra Short Mortgage Fund, Freddie Mac preferred stock, and a single issue trust preferred security.

Operating expenses for the year ended September 30, 2009, increased $1.5 million or 12.0% to $14.4 million compared to $12.9 million for the prior year. For the final three-month period in this fiscal year, operating expenses increased $459,000 or 14.1% to $3.7 million, compared to $3.3 million in the prior year period. Higher FDIC deposit insurance expense is a key factor responsible for both the year-end and fourth quarter increase in operating expenses. Specifically, the FDIC expense for the fiscal year increased $1.1 million due to the higher basic assessment rate and the industry mandated special assessment of five basis points, or $340,000, realized in the third quarter of fiscal 2009. In addition to the FDIC expense, the increase in operating expenses for the year ended September 30, 2009 is also attributed to an increase in compensation and benefits expense of $133,000, an increase in the net loss on foreclosed real estate of $27,000, an increase in service bureau expense of $114,000, and an increase in other operating expenses of $239,000. Partially offsetting these increases were decreases in office occupancy and equipment expense of $17,000, a decrease in depreciation and amortization of $19,000, and a decrease in foreclosed real estate expense of $31,000. Beyond the FDIC deposit insurance expense, the increase in operating expenses for the three months ended September 30, 2009 was also attributed to an increase in service bureau expense of $32,000 and an increase in other operating expenses of $97,000. These increases were partially offset by a decrease in the net loss on foreclosed real estate of $31,000.

The Company had an income tax benefit of $2.3 million for the fiscal year ended September 30, 2009, compared to income tax expense of $1.4 million prior fiscal year. For the three months ended September 30, 2009, the Company had an income tax benefit of $2.0 million, compared to income tax expense of $438,000 for the same period last year. The tax provision for the current fiscal year and quarter primarily reflects the net loss recognized for those periods. Fiscal 2008 results were significantly impacted by the impairment charges recognized during the fiscal year. On October 3, 2008, the Emergency Economic Stabilization Act was enacted which includes a provision permitting banks to recognize losses relating to FNMA and FHLMC preferred stock as an ordinary loss, thereby allowing the Company to recognize a tax benefit on the losses. Consequently, the Company recognized this additional tax benefit in the quarter ending December 31, 2008. Also, the Company has a tax benefit recorded for the current fiscal year due to tax exempt income that is currently higher than pre-tax income.

Total assets at September 30, 2009 were $730.0 million, a slight increase of $2.8 million as compared to assets of $727.2 as of September 30, 2008. Net loans outstanding decreased $51.0 million or 11.1% to $409.8 million at September 30, 2009, compared to September 30, 2008. The decline in the loan portfolio in fiscal 2009, resulted, to a large extent, from the decision to sell residential mortgage loans originated that did not meet certain interest rate levels, rather than retaining them in the portfolio. Savings and time deposits increased $27.5 million or 6.6% to $443.9 million at September 30, 2009, as compared to September 30, 2008. Short-term borrowings decreased $32.2 million to $104,000 at September 30, 2009 as compared to September 30, 2008.

4

Long-term debt was $118.5 million at September 30, 2009, relatively flat as compared to September 30, 2008. The increase in deposits, coupled with the strategy to restrain overall growth, allowed the Bank to reduce its borrowing position, primarily its overnight borrowings with the Federal Home Loan Bank of Pittsburgh. Subordinated notes payable remained unchanged at $7.7 million at September 30, 2009 as compared to September 30, 2008. Securities sold under agreement to repurchase increased $2.2 million to $106.2 million at September 30, 2009 as compared to September 30, 2008.

Stockholders’ equity was $47.1 million at September 30, 2009 compared to $42.2 million at September 30, 2008 primarily due to the receipt of TARP proceeds, partially offset by the net loss recognized during the period. On December 12, 2008, the Company sold $7 million in preferred stock to the U.S. Department of Treasury as a participant in the federal government’s TARP Capital Purchase Program. In connection with the investment, the Company also issued a warrant to the Treasury, which permits the Treasury to purchase up to 121,387 shares of its common stock at an exercise price of $8.65 per share. The Treasury Department’s TARP Capital Purchase Program is a voluntary program for U.S. financial institutions designed to encourage these institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.

The Company’s filings with the Securities and Exchange Commission are available on-line through the Company’s Internet website at www.fidelitybancorp-pa.com.

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through fourteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

5

Fidelity Bancorp, Inc. and Subsidiaries

Income Statement for the Three Months and Year Ended

September 30, 2009 and 2008 (unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2009	2008	2009	2008
Interest income:
Loans	$6,075	$6,800	$26,259	$28,232
Mortgage-backed securities	802	1,052	3,842	4,058
Investment securities	1,360	1,644	5,766	7,081
Deposits with other institutions	16	9	28	29
Total interest income	8,253	9,505	35,895	39,400

Interest expense:
Deposits	1,805	2,581	8,419	11,750
Borrowed funds	2,508	2,669	10,142	10,866
Subordinated debt	103	105	411	451
Total interest expense	4,416	5,355	18,972	23,067

Net interest income before provision
for loan losses	3,837	4,150	16,923	16,333
Provision for loan losses	4,725	520	5,870	1,260
Net interest income after provision
for loan losses	(888)	3,630	11,053	15,073
Other income:
Loan service charges and fees	143	121	618	511
Gain on sale of investment
and mortgage-backed securities	—	18	—	26
Impairment charge on securities	(1,975)	(3,250)	(5,096)	(3,572)
Gain on sale of loans	124	15	525	143
Deposit service charges and fees	392	396	1,479	1,483
Other operating income	374	349	1,787	1,488
Total other income	(942)	(2,351)	(687)	79

Operating expenses:
Compensation and benefits	2,066	2,059	8,145	8,012
Office occupancy and equipment	264	267	1,022	1,039
Depreciation and amortization	128	123	488	507
Federal insurance premiums	317	19	1,157	56
(Gain) loss on foreclosed real estate	—	(31)	17	(10)
Foreclosed real estate expense	—	6	3	34
Intangible amortization	5	7	22	28
Service bureau expense	133	101	450	336
Other operating expenses	802	705	3,110	2,871
Total operating expenses	3,715	3,256	14,414	12,873

(Loss) income before income tax (benefit)
provision	(5,545)	(1,977)	(4,048)	2,279
Income tax (benefit) provision	(2,025)	438	(2,323)	1,438
Net (loss) income	$(3,520)	$(2,415)	$(1,725)	$841
Preferred stock dividend	(88)	—	(220)	—
Amortization of preferred stock discount	(15)	—	(45)	—
Net (Loss) Income available to common
stockholders	$(3,623)	$(2,415)	$(1,990)	$841

Basic earnings per common share	$(1.19)	$(0.80)	$(0.66)	$0.28
Diluted earnings per common share	$(1.19)	$(0.80)	$(0.66)	$0.28

Balance Sheet Data (unaudited)

(In thousands, except share data)

	September 30, 2009	September 30, 2008
Assets:
Cash and due from banks	$20,601	$6,701
Interest-earning demand deposits	21,879	4,071
Securities available-for-sale	166,115	146,680
Securities held-to-maturity	72,448	75,404
Loans receivable, net	409,787	460,786
Loans held-for-sale	694	225
Foreclosed real estate, net	103	170
Federal Home Loan Bank stock, at cost	10,034	7,943
Accrued interest receivable	2,900	3,512
Office premises and equipment	8,470	6,949
Other assets	17,000	14,769
Total assets	$730,031	$727,210

Liabilities and Stockholders' Equity:
Liabilities:
Deposits	$443,880	$416,414
Short-term borrowings	104	32,258
Subordinated notes payable	7,732	7,732
Securities sold under agreement to repurchase	106,244	104,003
Advance payments by borrowers for taxes
and insurance	1,274	1,483
Long-term debt	118,541	118,800
Other liabilities	5,144	4,365
Total liabilities	682,919	685,055

Stockholders' equity:
Preferred stock, $.01 par value per share,
5,000,000 shares authorized, 7,000
shares issued	6,686	—
Common stock, $.01 par value per share,
10,000,000 shares authorized, 3,664,947 and
3,647,854 shares issued	37	36
Treasury stock, 619,129 shares	(10,382)	(10,382)
Additional paid-in capital	46,390	45,931
Retained earnings	8,742	12,268
Accumulated other comprehensive loss,
net of tax	(4,361)	(5,698)
Total stockholders' equity	47,112	42,155

Total liabilities and stockholders' equity	$730,031	$727,210

Other Data:

	At or For the Year Ended September 30,
	2009	2008

Annualized return on assets	-0.23%	0.12%
Annualized return on equity	-3.65%	1.83%
Equity to assets	6.45%	5.80%
Interest rate spread (tax equivalent)	2.25%	2.14%
Net interest margin (tax equivalent)	2.52%	2.44%
Non-interest expense to average assets	1.96%	1.77%
Loan loss allowance to net loans	1.39%	0.74%
Non-performing loans and real estate
owned to total assets at end-of-period	2.05%	0.81%

Regulatory capital ratios (Fidelity Bank):
Tier 1 leverage ratio	6.90%	6.54%
Minimum capital requirement	4.00%	4.00%
Well capitalized requirement	5.00%	5.00%

Tier 1 risk-based capital	10.46%	9.71%
Minimum capital requirement	4.00%	4.00%
Well capitalized requirement	6.00%	6.00%

Total risk-based capital	11.67%	10.37%
Minimum capital requirement	8.00%	8.00%
Well capitalized requirement	10.00%	10.00%

# # #